Exhibit 10.3

November 3, 2017

‘Personal and Confidential’

Robert Rathbun
[redacted]

Dear Bob:

The purpose of this letter is to confirm the details of our employment offer to you (the “Agreement”) for the position of EVP, Director of Retail and East Region President of Chemical Bank (the “Bank”). In this position, you will report directly to Thomas C. Shafer, CEO and President of the Bank. In addition, your Officer title will be Regional President and a member of the Executive Leadership Committee. The general terms and conditions of this offer are as follows:

•	Effective Date - Monday, November 13, 2017.

•	Base Salary - Your annual base salary will be $250,000, paid bi-weekly. This base salary will be reviewed by Management on an annual basis.

•
2017 Annual Cash and Long Term Equity Incentive - For purposes of calculating your 2017 Annual Cash Incentive, you will remain on your current plan with a 60% target bonus and 70% Annual Equity Award based on your previous salary of $330,000.

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Severance Payment -The Bank will pay you a one-time severance payment in the amount of $200,000, subject to all applicable taxes, on the January 12, 2018 pay date provided that you accept this offer. In the event that you are involuntarily terminated in the future and it is not for Cause (as defined under “Stay Bonus” below), or due to a Change in Control (as defined under “Change in Control Agreement” below), you will be eligible for 6 months’ severance.

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Retention Bonus - Provided that you remain employed with the Bank on October 1, 2018, the Bank will pay you a Retention Bonus on the next regular pay date in the amount of $100,000, subject to all applicable taxes. If the Bank terminates you prior to October 1, 2018 for anything other than Cause, the Bank will pay you the full retention bonus amount of $100,000. For purposes of this letter, “Cause” means: (i) your removal by order of a regulatory agency having jurisdiction over the Bank; (ii) your material breach of any provision in this Agreement; if the breach is curable, it shall constitute Cause only if it continues uncured for a period of 20 days after your receipt of written notice of such breach by the Bank; (iii) your failure or refusal, in any material manner to perform all lawful services required by you in your employment positions with the Bank, which failure or refusal continues for more than 20 days after your receipt of written notice of such deficiency; (iv) your commission of fraud, embezzlement, theft, or a crime constituting moral turpitude, whether or not involving the Bank, which in the reasonable good faith judgment of the Bank’s Board, renders your continued employment harmful to the Bank; (v) your misappropriation of the assets of the Bank or property, including without limitation, obtaining material reimbursement through financial vouchers or expense reports; or (vi) your conviction or the entry of a plea of guilty or no contest by you with respect to any felony or other crime which, in the reasonable good faith judgment of the Bank’s Board, adversely affects the Bank, and its reputation.

•	Vesting of Equity Grants - The follow vesting strategies will be applied to your equity grants:

◦	Stock Options - Upon your acceptance of this offer letter, all of our outstanding Stock Options will become 100% vested.

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Time Restricted Stock Units - In the event that you are involuntarily terminated without cause (as defined under the Retention Bonus paragraph), or you voluntarily retire with 1 year’s notice, all of your unvested TRSUs will immediately vest and be converted into Chemical’s Common Stock with settlement to occur as soon as administratively feasible.

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Performance Restricted Stock Units - In the event that you are involuntarily terminated without cause (as defined under the Retention Bonus paragraph), or you voluntarily retire with 1 year’s notice, all of your unvested PSUs shall remain outstanding subject their original performance goals, and the restrictions under each such grant shall not lapse until Chemical’s Compensation and Pension Committee has determined the that applicable performance goals have been attained and the level to which such goals are attained, at which time the restrictions shall lapse on the number of units corresponding to the level of the attained performance, as if you had remained employed by Chemical through the last day of the applicable performance period, and such units shall become convertible into Chemical’s Common Stock, with settlement to occur as soon as administratively feasible.

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Annual Incentive Plan - As a Regional President, you will receive an annual cash bonus opportunity. This incentive program is intended to focus our leadership on the achievement of annual corporate and departmental goals. You target annual cash incentive will be equal to 35% of your base salary for 2018. This target cash incentive is currently weighted 20% Corporate Goals, 40% Department Goals and 40% Individual Goals. Actual cash incentive received will be based on the achievement of the goals and can vary from 0% - 150% of your target.

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Annual Long Term Incentive Plan - As a Regional President, you will receive an annual long term incentive. Your target annual long term incentive will be equal to 45% of your base salary and you will be eligible to participate in the 2018 grants. The long term incentive award will be issued as follows:

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40% Performance Based Stock Units - these units will vest based on the satisfactory achievement of 3-year corporate goals with respect to Earning per Share (EPS) and Relative Total Shareholder Return (TSR). The number of PRSUs that ultimately vest and convert to shares may range from 0% - 150% of the underlying units originally awarded, depending on the Banks’ performance relative to these goals.

◦	40% Time Restricted Stock Units - these units will 100% vest after 5 years provided you remain employed with the Bank.

◦	20% Stock Options - these options will vest at a rate of 20% per year over a five (5) year period provide you remain employed by the Bank.

•
Change in Control Agreement - In the event of a Change in Control, you will be eligible for a severance of 1 times your base salary, plus your average bonus over the past 3 years. Further details will be defined in a formal Change in Control Agreement to be completed within 30 days after your start date. For purposes of this offer letter and the formal Change in Control Agreement, Change in Control” means the occurrence of any of the following events: (i) the acquisition by a person or persons acting as a group, of the stock of the Bank or Chemical Financial Corporation (“Chemical”) that together with stock held by such person or group constitutes more than 50% of the total fair market value or total voting power of the stock of the Bank or Chemical; (ii) the majority of the members of the Board of the Bank or Chemical are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank or Chemical Board prior to the date of appointment or election; or (iii) the acquisition, by a person or persons acting as a group, of the assets of the Bank or Chemical that have a total gross fair market value equal to or exceeding 50% of the total gross fair market value of the assets of the Bank or Chemical in a single transaction or within a 12-month period ending with the most recent acquisition. For purposes of this Section, gross fair market value means the value of the assets of the Bank or Chemical, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets. Notwithstanding the foregoing, no trust department or designated fiduciary or other trustee of such trust department of the Bank, Chemical or a subsidiary of the Bank, or Chemical or other similar fiduciary capacity of the Bank or Chemical with direct voting control of the stock shall be treated as a person or group within the meaning of subsection (i) hereof. Further, no profit sharing, employee stock ownership, employee stock purchase and savings, employee pension, or other employee benefit plan of the Bank, Chemical or any of their subsidiaries, and no trustee of any such plan in its capacity as such trustee, shall be treated as a person or group within the meaning of subsection (i) hereof.

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Car Allowance and Country Club Membership - You will continue to receive a car allowance in the amount of $900 per month. In addition the Bank will continue to reimburse you for eligible country club membership fees and expenses.

Your acceptance of this offer letter supersedes and formally terminates your August 31, 2016 employment agreement with the Bank, except for the covenant not to compete in Section 13 of that agreement, which remains in force and effect, except that by execution of this offer letter is modified to mirror the length of your six (6) month severance that you receive from the Bank.

Bob, we are sincerely looking forward the contributions you will make as the East Regional President. This is strategically a very important role for the Bank, and we look forward to your continued contributions.

Sincerely,

/s/ Thomas C. Shafer
Thomas C. Shafer
President and CEO of Chemical Bank

Accepted: /s/ Robert Rathbun              Date: November 6, 2017
        Robert Rathbun